Exhibit 99.1

news release

Tenneco Announces Share Repurchase Program

Lake Forest, Illinois, January 19, 2012 – Tenneco Inc. (NYSE: TEN) announced that the company’s board of directors has approved a share repurchase program, authorizing the repurchase of up to 600,000 shares of the company’s outstanding common stock over the next 12 months. The repurchase program is intended to offset dilution from shares of restricted stock and stock options that were issued to employees in 2012 under Tenneco’s long-term compensation plan.

Tenneco completed a similar repurchase of common stock in 2011 as the company expands its options for using cash while remaining committed to further improving its financial position and investing in strategic initiatives.

The company anticipates acquiring the shares through open market or privately negotiated transactions, which will be funded through cash from operations. The repurchase program does not obligate Tenneco to make repurchases at any specific time or situation.

Tenneco is a $5.9 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 22,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite®Elastomer brand names.

This press release contains or may contain forward-looking statements. Words such as “anticipates”, “expects,” “will,” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company’s plans, actions and actual results could differ materially. Please see the company’s filings with the SEC for further information, including the Safe Harbor Statement and Risk Factors in the company’s 10-K. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

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Contacts:
Linae Golla	Bill Dawson
Investor Inquiries	Media inquiries
847 482-5162	847 482-5807
lgolla@tenneco.com	bdawson@tenneco.com